BLACKSTONE LAKE MINERALS INC.
ENTRY INTO TECHNOLOGY PURCHASE
AGREEMENT AND APPOINTS JAMES SANDINO AS A
DIRECTOR

Point Roberts, Washington - Blackstone Lake Minerals Inc. (OTCBB: BLLK) (the "Company") is pleased to announce that it has entered into a technology purchase agreement (the “Technology Purchase Agreement”) dated October 16, 2008 with NY Financial (International) Corp. (“NY Financial”), Caleco Pharma Corp. (“Caleco”), the Company’s wholly owned subsidiary, and John Boschert, the Company’s sole executive officer and director. Under the terms of the Technology Purchase Agreement, NY Financial has agreed to assign and transfer its right, title and interest in the proprietary technology and the intellectual property related thereto, including all patent applications in the United States and Europe, developed by NY Financial for the treatment of liver disease and other ailments, particularly resulting from viral infection such as the Hepatitis C virus infection (the “Technology”).

As consideration for the Technology, the Company and Caleco have agreed to pay NY Financial: (i) $50,000 within 10 days of entering into the Technology Purchase Agreement; (ii) $50,000 on closing; and (iii) to reimburse the documented costs related to the recording of the patents and the filing of the European Drug Master Files, which amount is not to exceed 550,000 EUR. As further consideration, Mr. Boschert has agreed to transfer 32,000,000 shares of the Company’s common stock (the “Principal Shares”) to NY Financial on closing.

The closing of the acquisition of the Technology is to occur on or before December 12, 2008. There are no assurances that the Company will be able to complete the acquisition of the Technology.

Appointment of James Sandino as a Director

The Company is also pleased to announce that it has appointed James Sandino to the Company’s Board of Directors.

James Sandino has over twenty five years of marketing experience, including marketing in the healthcare industry. In 1970, Mr. Sandino obtained a Bachelor of Arts from St. John’s University in Collegeville Minnesota. From 1996 to 2001, Mr. Sandino was the President and CEO of Lowe Consumer Healthcare World Wide, a consumer focused healthcare marketing agency. Since 2001, Mr. Sandino has been the President and CEO of the Sandino Group, LLC, an independent marketing and business development consultancy which specializes in healthcare, direct marketing and strategic planning. From 2005 to 2008, Mr. Sandino also was the Chief Marketing Strategist for Integrated Marketing Solutions, Inc. and assisted clients in establishing brand recognition.

Blackstone Lake Minerals Inc.’s shares are traded in the United States on the OTC Bulletin Board (OTCBB: BLLK) and in Germany on the Frankfurt Stock Exchange (WKN: AONBVN).

This press release may contain, in addition to historical information, forward-looking statements. These forward looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that the Company will be able to complete the acquisition of the Technology. In addition, the Company currently does not have sufficient financial resources to complete the acquisition of the Technology and there are no assurances that the Company will be able to obtain sufficient financing on terms that are acceptable to it. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

BLACKSTONE LAKE MINERALS INC.

John Boschert, CEO

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